April 11, 2000


StarBase Corporation
4 Hutton Centre Drive, Suite 800
Santa Ana, CA 92707-8713

Ladies and Gentlemen:

         We have acted as counsel to StarBase Corporation, a Delaware corporation (the "Company"), in connection with a post-effective amendment (the "Post-Effective Amendment") to its Registration Statement on Form S-4 (No. 333-30260) filed with the Securities and Exchange Commission (as amended, the "Registration Statement") pursuant to Rule 462(b) of the Securities Act of 1933, as amended, covering the registration of up to an additional 1,124,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock") to be issued pursuant to the Agreement and Plan of Merger, dated as of November 3, 1999, among the Company, OBJS Acquisition Co. and ObjectShare, Inc. (the "Merger Agreement"). We previously opined to the issuance and registration of up to 651,535 shares of the Common Stock in connection with the Company's filing of the Registration Statement.

         In connection with this opinion, we have examined (i) the Post-Effective Amendment, (ii) the Registration Statement, (iii) the Merger Agreement and (iv) originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, exclusively relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

         We have assumed that each party to the Merger Agreement other than the Company has the requisite power and authority to enter into and perform its obligations under the Merger Agreement, that the Merger Agreement has been duly authorized, executed and delivered by each such party, and that the Merger Agreement constitutes a legal, valid and binding obligation of each such party, enforceable against each of them in accordance with its terms.

         Based upon the foregoing, we are of the opinion that, the Shares have been validly authorized and, when issued as contemplated in the Merger Agreement, the Registration Statement and the Post-Effective Amendment, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. This opinion may not be used or relied on by you for any other purpose, or by any other person, firm, corporation or entity for any purpose, without the undersigned's prior written consent.

         The opinion expressed herein is given as of the effective date of the Post-Effective Amendment and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

                                                     Very truly yours,


                                                 /s/ PARKER CHAPIN LLP
                                                     PARKER CHAPIN LLP